Exhibit 99.1

ACETO Corporation
4 Tri Harbor Court
Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Appoints Daniel Yarosh, Ph.D. to the Board of Directors

PORT WASHINGTON, N.Y.,  July 30, 2014 – ACETO Corporation (Nasdaq: ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, has appointed Daniel Yarosh, Ph.D., 60 years old to its Board of Directors, effective July 29, 2014.

Chairman of the Board, Albert Eilender, commented, “We welcome Dan to the ACETO board.  He has multi-faceted experience as an industrial scientist, businessman and medical researcher gained over a 35-year distinguished career.  We look forward to drawing on his experience in the pharmaceutical and life sciences arena.”

Most recently Dr. Yarosh is Chief Technology Advisor to Estee Lauder Co.  In 1985 he founded AGI Dermatics, which focused on the commercial application of DNA repair.  He sold the company to Estee Lauder in 2008.  Prior to starting his own company, Dan was a National Science Founder Fellow at Brookhaven Laboratories and a Staff Fellow and Cancer Expert at the National Cancer Institute of Health.  He holds a Ph.D. degree from the University of Arizona, College of Medicine.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

Investor Relations Contact:
LHA
Jody Burfening
jburfening@lhai.com
(212) 838-3777